Exhibit 4.1

SECOND AMENDMENT

TO

AMENDED AND RESTATED FACILITY LEASE

(Halsey Lease)

This SECOND AMENDMENT (this “Amendment”), dated as of December 28, 2005 by and among POPE & TALBOT, INC., a Delaware corporation (the “Lessee” or “Pope & Talbot”), WILMINGTON TRUST COMPANY not in its individual capacity but solely as Owner Trustee (“Lessor” or “Owner Trustee”), and Wells Fargo Bank Northwest, National Association (the “Indenture Trustee”) amends that certain Amended and Restated Facility Lease dated as of December 27, 2001 by and between Lessee and Owner Trustee (as amended prior to the date hereof, including by that certain letter agreement dated December 13, 2002 and that certain First Amendment to Facility Lease dated October 31, 2005, the “Original Agreement”). Lessee, Owner Trustee and Indenture Trustee are referred to individually in this Amendment as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Lessee and the Owner Trustee entered into the Original Agreement, which provided for the lease and letting of the Leased Property to the Lessee by the Lessor;

WHEREAS, the Lessee requested that the Owner Trustee and the Indenture Trustee amend the Original Agreement; and

WHEREAS, the Parties desire to amend the Original Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Original Agreement Definitions. All capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in Annex I to the Original Agreement. In the event of a conflict between the definitions contained in this Amendment and those contained in the Original Agreement, the definitions contained herein shall prevail.

ARTICLE II

AMENDMENTS TO ORIGINAL AGREEMENT

2.1 Annex I to the Original Agreement. Annex I to the Original Agreement shall be amended as follows:

(a) The following definition of “8 3/8% Note Indenture” is hereby added to the Annex and inserted before the definition of “Adjusted Net Worth:”

“8 3/8% Note Indenture” shall mean that certain Indenture, dated as of July 30, 2002, between Pope & Talbot and the 8/38% Note Trustee.

(b) The following definition of “8 3/8% Note Trustee” is hereby added to the Annex and inserted between the definitions of “8 3/8% Note Trustee” and “Adjusted Net Worth:”

“8 3/8% Note Trustee” shall mean J.P. Morgan Trust Company, National Association, as trustee pursuant to the 8 3/8% Note Indenture.

(c) The following definition of “Debenture Indenture” is hereby added to the Annex and inserted between the definitions of “County Road Documents” and “Deed of Trust:”

“Debenture Indenture” shall mean that certain Debenture Indenture, dated as of June 2, 1993, between Pope & Talbot and the Debenture Trustee.

(d) The following definition of “Debenture Trustee” is hereby added to the Annex and inserted between the definitions of “Debenture Indenture” and “Deed of Trust:”

“Debenture Trustee” shall mean Chemical Trust Company of California, as trustee, pursuant to the Debenture Indenture.

(e) The following definition of “Indebtedness” is hereby added to the Annex and inserted between the definitions of “Hazardous Material” and “Indemnified Parties:”

“Indebtedness” shall mean any item of indebtedness for borrowed money with an outstanding principal amount in excess of $5,000,000.00 owed by Lessee to any Person other than the Owner Trustee and evidenced by a bond, debenture, note or other written agreement.

(f) The following definition of “Liquidity” is hereby added to the Annex and inserted between the definitions of “Limited Partnership Interest” and “Maintenance Capital Expense Constant:”

“Liquidity” shall mean, at any date of determination, the aggregate total of (1) Availability, as defined pursuant to the Wells Fargo Credit Agreement, plus (2) the total amount that the Operating Borrowers (as defined pursuant to the Toronto-Dominion Credit Agreement) would be permitted to request as Borrowings (as defined pursuant to the Toronto-Dominion Credit Agreement) or other revolving advances, plus (3) the amounts that Lessee or any of its Subsidiaries are permitted to borrow on a revolving or similar basis under any other credit facility, plus (4) the aggregate amount of all cash and cash equivalents held by Lessee and its Subsidiaries.

(g) The following definition of “Spearfish Assignment” is hereby added to the Annex and inserted between the definitions of “Site Lease Term” and “Specified Investment:”

“Spearfish Assignment” shall mean that certain Assignment of Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement (with Fixture Filing) by and between Wilmington Trust Company, not in its individual capacity, except as expressly stated therein, but solely as Owner Trustee under Trust 1 and Trust 2 (as provided therein), and Wells Fargo Bank Northwest, National Association, in its capacity as Trustee under the Trust Indenture and Security Agreement dated as of December 27, 2001.

(h) The following definition of “Spearfish Facility” is hereby added to the Annex and inserted between the definitions of “Spearfish Assignment” and “Specified Investment:”

“Spearfish Facility” shall mean Pope & Talbot’s sawmill facility located in Spearfish, South Dakota.

(i) The following definition of “Spearfish Mortgage” is hereby added to the Annex and shall be inserted between the definitions of Spearfish Facility and Specified Investment:”

“Spearfish Mortgage” shall mean that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement (with Fixture Filing) by and between Pope & Talbot, as Grantor, and the Owner Trustee, as Beneficiary, dated as of December 29, 2005.

(j) The following definition of “Toronto-Dominion Credit Agreement” is hereby added to the Annex and inserted between the definitions of “Title Policy” and “Total Adjusted Capitalization:”

“Toronto-Dominion Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement among Pope & Talbot, Ltd., P&T Factoring Limited Partnership, Mackenzie Pulp Land Ltd., P&T Finance Two Limited Partnership, the Toronto-Dominion Bank, Bank of Montreal, the Bank of Nova Scotia, Canadian Western Bank, HSBC Bank Canada and Caisse Centrale Desjardins, dated as of November 30,

2004, as the same may be amended, supplemented or restated from time to time, or any other agreement, indenture or instrument pursuant to which the obligations under such credit agreement are refinanced.

(k) The following definition of “Wells Fargo Credit Agreement” is hereby added to the Annex and inserted after the definition of “Voting Stock:”

(l) “Wells Fargo Credit Agreement” shall mean that certain Credit and Security Agreement among Pope & Talbot, Inc., Pope & Talbot Pulp Sales U.S., Inc., Pope & Talbot Lumber Sales, Inc. and Wells Fargo Business Credit, Inc., dated as of March 26, 2004, as the same may be amended, supplemented or restated from time to time, or any other agreement, indenture or instrument pursuant to which the obligations under such credit agreement are refinanced.

2.2 Section 6.3 of Original Agreement. Section 6.3 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Section 6.3. Lessee Financial Covenants. Lessee covenants and agrees that it shall:

(a) maintain a Fixed Charge Coverage Ratio of at least 1.05 to 1, as measured by reference to the amounts reported for Pope & Talbot’s immediately preceding four fiscal quarters on a rolling basis; provided, however, that if as of the end of any such fiscal quarter Pope & Talbot does not meet the Fixed Charge Coverage Ratio, then Pope & Talbot must maintain, until such time as Pope & Talbot regains compliance with such Fixed Charge Coverage Ratio, on a consolidated basis, a minimum balance of $25,000,000 (denominated in United States Dollars), consisting of one or more of the following: (i) United States cash or cash equivalents; (ii) Canadian cash or cash equivalents; or (iii) immediately available and unused loan commitments from one or more lenders. For purposes of denominating in United States Dollars any Canadian cash, cash equivalents or loan commitments and availability, the parties will use the “Exchange Rates” in the “Currency Trading” table appearing from time to time in the Wall Street Journal;

(b) maintain a ratio of Total Funded Debt to Total Adjusted Capitalization of no more than (i) 67.5% for the fiscal years ending December 31, 2002 and December 31, 2003, (ii) 65.0% for the fiscal year ending December 31, 2004, (iii) 62.5% for the fiscal year ending December 31, 2005 and (iv) 55.0% thereafter;

(c) maintain a minimum Adjusted Net Worth as of the end of each fiscal quarter of not less than the sum of (i) U.S. $123,807,000, plus (ii) 50% of cumulative consolidated positive net income for each fiscal quarter ending after December 31, 2002, plus (iii) 100% of the value (net of underwriters’ discounts and customary out-of-pocket costs and expenses of issuance) of any Equity Interests issued by the Lessee after December 31, 2002 (such amount, the “Net Equity Issuances”), minus (iv) 100% of the value of any Equity Interests repurchased by Pope & Talbot after December 31, 2002 in an amount not greater than the sum of (x) the Net Equity Issuances plus (y) 50% of cumulative net income for periods commencing on or after January 1, 2003 provided that Pope & Talbot may not repurchase Equity Interests if either an Event of Default exists or Pope & Talbot has incurred a net loss in its most recently ended fiscal quarter;

(d) on or before October 31, 2005, the Lessee will deliver to the Lessor as collateral security for the obligations of the Lessee hereunder and the CLO2 Lessee under the CLO2 Lease an irrevocable standby letter of credit in the stated amount of $7,000,000.00 for the benefit of the Lessor in form and substance satisfactory to the Lessor and issued by a financial institution selected by the Lessee and approved by the Lessor and having an initial expiry date of no earlier than September 30, 2006 and providing for at least sixty days prior written notice to the Lessor or its transferee in the event the issuer shall elect not to extend the letter of credit beyond its then current expiry date (the “Initial Letter of Credit”). If the issuer of the Initial Letter of Credit or any Replacement Letter of Credit, as hereinafter defined (the “Issuer”) shall provide the Lessor or any transferee of the Initial Letter of Credit or Replacement Letter of Credit (the currently effective instrument being referred to herein as the “Letter of Credit”) with notice that the Issuer has elected not to extend the Letter of Credit beyond its then current expiry date, then within thirty (30) days after the date of such notice and in any event at least thirty days prior to the expiry date of the Letter of Credit either (i) the Lessee shall cause a replacement letter of credit incorporating the terms and provisions of the Initial Letter of Credit and effective as of the date and time of the expiration of the then current Letter of Credit to be issued by a financial institution selected by the Lessee and approved by the Lessor (the “Replacement Letter of Credit”) or (ii) the beneficiary under the Letter of Credit shall have been paid $7,000,000.00 on its draft under the Letter of Credit accompanied by a statement from the beneficiary that such beneficiary has received a notice from the Issuer that the Letter of Credit will not be automatically renewed or extended beyond its current expiration date. The Letter of Credit and all draws thereon and payments thereunder constitute collateral security for the prompt payment of all amounts due by the Lessee hereunder and the performance and observance by the Lessee of all of the Lessee’s agreements, covenants and obligations hereunder to pay rent, properly maintain the Leased Property, pay insurance premiums or other similar conventional obligations of a net lease and the Lessee does hereby represent, warrant and acknowledge that all of the obligations of the Lessee hereunder and the CLO2 Lessee under the CLO2 Lease (collectively the “Obligations”) are and constitute conventional obligations of a lessee under a net lease. Any amounts realized on the Letter of Credit and all proceeds thereof or draws or payments thereunder shall be collateral for the performance of the Obligations, and shall, upon application of any of the foregoing, reduce pro tanto the Obligations, whether for Rent, Casualty Value, Termination Value or otherwise; and

(e) maintain total Liquidity of not less that $15,000,000 (denominated in United States Dollars) as of the last Business Day of each fiscal quarter. For the purposes of denominating in United States Dollars any Canadian cash, cash equivalents or loan commitments and availability, the Parties will use exchange rate in effect as of the last Business Day of the fiscal quarter as determined by reference to the “Exchange Rates” in the “Currency Trading” table appearing from time to time in the Wall Street Journal.

Notwithstanding anything to the contrary contained herein, compliance with the covenants set forth in the foregoing Sections 6.3 (a), (b) and (c) are waived and shall not be tested until the fiscal quarter has ended on September 30, 2006; provided, however, that if on or before September 30, 2006, Lessee has notified the Owner Trustee in writing of its election to purchase the Facility on the Early Purchase Date pursuant to Section 19(f), then the covenants set forth in Sections 6.3 (a), (b) and (c) (1) shall be waived and shall not be tested until the fiscal quarter has ended on December 31, 2006, and (2) are waived and shall not be tested at all if the Lessee has completed the purchase of the Facility on the Early Purchase Date pursuant to the terms set forth in Section 19(f).”

2.3 Section 15 of the Original Agreement.

(a) Section 15 of the Original Agreement is hereby amended by inserting the following new sub-Section 15(a)(xii):

“(xii) there shall have occurred and be continuing (A) an event of default due to a failure by Lessee to comply with one or more financial covenants related to any Indebtedness, if such event of default has not been cured, or waived by the obligee, within thirty (30) days of occurrence of such event of default; (B) an event of default due to the failure to pay any Indebtedness upon the maturity thereof, and the applicable grace period for such payment, if any, shall have expired without such payment having been made; or (C) any other event of default which has resulted in any Indebtedness being declared due and payable prior to its maturity, unless the acceleration of such Indebtedness has been rescinded or cancelled.”

(b) Section 15 of the Original Agreement is hereby amended by inserting the following new sub-Section 15(a)(xiii):

“(xiii) the Lessee shall have granted to the 8 3/8% Note Trustee or the Debenture Trustee a lien on and security interest in the Spearfish Facility pursuant to Section 3.1 of the Spearfish Mortgage, unless Lessee previously has delivered to Lessor, as collateral security for the obligations of the Lessee hereunder and the CLO2 Lessee under the CLO2 Lease, a standby letter of credit, in form and substance reasonably satisfactory to the Lessor, in the stated amount of $10,000,000.00 (the “Second Letter of Credit”). The Second Letter of Credit shall be in addition to the Letter of Credit delivered by Lessee to Lessor pursuant to Section 6.3(d) of this Lease. The Second Letter of Credit shall be revocable by the Lessee in the event that (i) a court of competent jurisdiction issues a final, non-appealable order determining that the granting of a lien on and security interest in the Spearfish Facility to the Owner Trustee did not constitute a default under the 8 3/8% Note Indenture or the Debenture Indenture and (ii) the lien on and security interest in the Spearfish Facility granted by Lessee to the 8 3/8% Note Trustee and the Debenture Trustee becomes void and of no force and effect.”

2.4 Section 18 of Original Agreement. Section 18 of the Original Agreement is hereby amended by inserting the following new Section 18(a)(i)(C):

“(C) a certificate setting forth Liquidity as of the last Business Day of such quarter and certifying that Lessee is in compliance with Section 6.3(d);”

ARTICLE III

WAIVER

3.1 Waiver. Subject to the terms and conditions of this Second Amendment, the Owner Trustee and the Indenture Trustee waive any and all Events of Default arising from the failure of Lessee to observe or perform a covenant required to be observed or performed by Lessee pursuant to Section 6.3(a), (b) or (c) of the Original Agreement prior to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Lessee represents and warrants to and agrees with the Owner Trustee and the Indenture Trustee as follows:

4.1 Representations and Warranties in the Participation Agreement. The representations and warranties of the Lessee contained in the Participation Agreement were true, correct and complete as and when made and, are true, correct and complete in all material respects as of the date hereof as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

4.2 Authority, Etc. The execution and delivery by the Lessee of this Amendment and the performance by the Lessee of all of its agreements and obligations under this Amendment, the Original Agreement and the Spearfish Mortgage (i) are within the authority of the Lessee, (ii) have been duly authorized by all necessary proceedings by the Lessee, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Lessee is subject or any judgment, order, writ, injunction, license or permit applicable to the Lessee, and (iv) do not conflict with any provision of any instrument, document or agreement evidencing the formation or operation of the Lessee (the “Lessee’s Organic Documents”) or any agreement or other instrument binding upon the Lessee.

4.3 Enforceability of Obligations. This Amendment, the Original Agreement and the Spearfish Mortgage constitute the legal, valid and binding obligations of the Lessee, enforceable against it in accordance with their respective terms, except as enforcement of the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcing of creditors’ rights generally.

4.4 No Default. After giving effect to this Amendment and the Spearfish Mortgage, no condition or event has occurred or exists which constitutes or which, after notice of lapse of time, or both, would constitute a Lease Default or Lease Event of Default.

4.5 Compliance. After giving effect to this Amendment, the Lessee is in full compliance with all covenants and agreement contained in the Original Agreement and this Amendment.

4.6 Good Faith. To the best of the Lessee’s knowledge the Owner Trustee has acted in good faith and in a commercially reasonable manner in negotiating with the Lessee with respect to this Amendment, the Original Agreement and the other Operative Agreements.

4.7 Control. The Owner Trustee has not directly or indirectly exercised control over the Lessee and the procedures, if any, followed by the Lessee in its efforts to comply with the terms of the Original Agreement and/or the other Operative Agreements.

4.8 Solvency. The Lessee has not: (i) filed a petition seeking relief under any provision of any bankruptcy, reorganization, arrangement or dissolution law of any jurisdiction; (ii) made an assignment for the benefit of creditors; (iii) had a receiver, custodian, liquidator or trustee of its property, or any part thereof, appointed by court order or otherwise; or (iv) admitted in writing, its inability to pay debts generally as they become due.

4.9 No Offsets or Counterclaims. The Lessee, as of the date hereof, has no, and hereby waives any, defenses, counterclaims, offsets, cross complaints, claims or demands of any nature whatsoever which can be asserted to reduce or eliminate all or any part of the Lessee’s obligations under the Original Agreement, this Amendment, the Spearfish Mortgage or any other of the Operative Agreements or to seek relief for damages of any type from the Owner Trustee.

ARTICLE V

CONDITIONS TO EFFECTIVENESS

The effectiveness of this Amendment is conditioned upon satisfaction or waiver of the following conditions precedent on or before the date hereof:

5.1 Amendment. The Owner Trustee shall have received this Amendment, executed and delivered by all the Parties.

5.2 Spearfish Mortgage. The Spearfish Mortgage and the Spearfish Assignment shall have been executed and filed with the Register of Deeds of Lawrence County, South Dakota and Lessee shall have delivered to the Owner Trustee such opinions and certificates with respect to the Spearfish Mortgage as are reasonably requested by the Owner Trustee; provided, however, that it is expressly understood by the Parties that the Lessee’s delivery of title insurance with respect to the Spearfish Facility in form reasonably satisfactory to the Owner

Trustee, which shall occur on or before January 31, 2006, shall not be a condition to the effectiveness of this Amendment, and further provided, that if such title insurance, in form and substance reasonably satisfactory to the Owner Trustee, has not been delivered on or before January 31, 2006, this Amendment shall be void and shall be of no force or effect.

5.3 Resolutions, etc. The Owner Trustee shall have received from the Lessee (i) a copy of a government issued certificate evidencing that the Lessee is in good standing in the state of its formation, dated a date reasonably close to the date hereof and (ii) a certificate, dated as of the date hereof, duly executed and delivered by Lessee’s Secretary, or Assistant Secretary, as to:

(a) resolutions of the Board of Directors of Lessee, then in full force and effect, authorizing, the execution, delivery and performance of this Amendment and the Spearfish Mortgage by an authorized officer of Lessee and the transactions contemplated hereby;

(b) the incumbency and signatures of those of persons of the Lessee authorized to act with respect to this Amendment and the Spearfish Mortgage; and

(c) with respect to Lessee, the full force and validity of each of Lessee’s Organic Documents and copies thereof or a representation by the Lessee that such Organic Documents have not been amended or modified.

5.4 Fees, Expenses etc. The Lessee shall have paid amendment fees in amounts equal to (1) $27,500.00 to the Owner Participant, and (2) 0.25% of the outstanding principal balance of the Series A Notes to the Indenture Trustee for the ratable benefit of the Note Purchasers, and the Owner Trustee, the Owner Participant, the Indenture Trustee and the Note Purchasers shall have received all reasonable fees and expenses incurred by such person in connection herewith to the extent copies of the invoices/statements for such fees and expenses have been provided to Lessee.

5.5 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Lessee shall be reasonably satisfactory in form and substance to the Owner Trustee and its counsel and the Owner Trustee and its counsel shall have received all information, approvals, documents or instruments as the Owner Trustee or its counsel may reasonably request.

ARTICLE VI

MISCELLANEOUS

6.1 Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Original Agreement. The Parties expressly do not intend to extinguish the Original Agreement. Instead, it is the express intention of the Parties to reaffirm the obligations and indemnities created under the Original Agreement, the Operative Agreements and the other documents contemplated thereby and to reaffirm the rights and obligations contained therein. The Original Agreement as amended hereby and each of the other documents contemplated thereby shall remain in full force and effect. Except as herein amended, the Original Agreement shall remain unchanged and in full force and effect, and is hereby ratified in all respects. All of the representations, warranties and covenants contained in the Original Agreement and in this Amendment shall survive the execution and delivery of this Amendment.

6.2 References. Any reference to the Original Agreement contained in any notice, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include the amendments contained in this Amendment unless the context shall otherwise require

6.3 Headings/Counterparts. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

6.4 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW YORK, INCLUDING ALL, MATERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

6.5 Acknowledgments. The Lessee hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Amendment; and

(b) the Owner Trustee has no fiduciary relationship with or duty to the Lessee arising out of or in connection with this Amendment or any of the other Operative Agreements.

6.6 Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.7 Expenses. The Lessee agrees to pay to or as directed by the Owner Trustee, the Owner Participant, the Indenture Trustee and the Note Purchasers the fees and expenses of such person (including its counsel’s fees and expenses) in connection with or related to this Amendment.

[Signature Pages to Follow]

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

POPE & TALBOT, INC.,

By:	/s/ Richard K. Atkinson
	Name:	Richard K. Atkinson
	Title:	Vice President and Chief Financial Officer

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

WILMINGTON TRUST COMPANY, Not in its individual capacity but solely As Owner Trustee

By:	/s/ Robert P. Hines, Jr.
	Name:	Robert P. Hines, Jr.
	Title:	Assistant Vice President

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, As Indenture Trustee

By:	/s/ Brett R. King
	Name:	Brett R. King
	Title:	Vice President

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

SELCO SERVICE CORPORATION, As Owner Participant

By:	/s/ Andrew G. Mesches
	Name:	Andrew G. Mesches
	Title:	Vice President

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

CONSENTED TO, ACKNOWLEDGED AND AGREED:

HELLER FINANCIAL LEASING, As Note Purchaser

By:	/s/ Jeff Fitts
	Name:	Jeff Fitts
	Title:	Duly Authorized Signatory

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

CONSENTED TO, ACKNOWLEDGED AND AGREED:

BANC OF AMERICA LEASING & CAPITAL, LLC (SUCCESSOR BY MERGER TO FLEET CAPITAL CORPORATION), As Note Purchaser

By:	/s/ Pamela J. Grillet
	Name:	Pamela J. Grillet
	Title:	Vice President

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

CONSENTED TO, ACKNOWLEDGED AND AGREED:

THE CIT GROUP/EQUIPMENT FINANCING, INC., As Note Purchaser

By:	/s/ Marilyn Casteel
	Name:	Marilyn Casteel
	Title:	Sr. Credit Analyst

Signature Page to Second Amendment to Facility Lease

(Halsey Lease)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

CONSENTED TO, ACKNOWLEDGED AND AGREED:

GENERAL ELECTRIC COMMERCIAL FINANCE BUSINESS PROPERTY (f/k/a General Electric Capital Business Asset Funding Corporation) As Note Purchaser

By:	/s/ Steven Thomas
	Name:	Steven Thomas
	Title:	VP